Exhibit 99.1

For additional information, contact:

Terry L. Hester

Executive Vice President and

   Chief Financial Officer

(229) 426-6000 ext. 6002

COLONY Bankcorp, Inc. names t. heath fountain as president

& chief executive officer

company signs definitive agreement to purchase

albany, ga branch from Planters First Bank

Fitzgerald, Ga. (July 30, 2018) – Colony Bankcorp, Inc. (NASDAQ: CBAN), the holding company for Colony Bank, announced the appointment of T. Heath Fountain as its President & CEO. Fountain most recently served as President & CEO of Planters First Bank. Fountain succeeds Edward P. Loomis, Jr., who is retiring from the Company after six years of service. Loomis will remain on the Company’s board through his current term ending in May of 2019.

During his tenure at Planters First Bank, Fountain led growth initiatives that included adding two new markets, a secondary market mortgage division and increasing loans and deposits over $50 million in three years. Prior to joining Planters First Bank, Fountain was the Chief Financial Officer of Albany, Georgia based Heritage Financial Group and HeritageBank of the South. While at Heritage, Fountain was a key member of the executive team that grew that bank from 6 Albany offices and under $400 million in assets to a $1.8 billion financial services company with over 50 offices spanning 4 states.

Commenting on the announcement, Mark H. Massee, Chairman of the Board of Colony Bankcorp, Inc., said, “It is exciting to have someone with Heath’s strategic vision and experience to lead Colony into an era of profitable growth. We think we have tapped the right leader for what is sure to be an exciting phase for our company and our team members.”

Massee continued, “The board would like to thank Ed for his tremendous leadership and guidance for the last 6 years. The accomplishments of Ed and the entire Colony team have built a strong foundation for the future of the Bank.”

Commenting on his new role, Fountain said “Colony has a rich history and solid reputation as a great community bank in Central and South Georgia. I look forward to working with the team to enhance that legacy and build one of the truly great community banks in the Southeast.”

Colony also announced that it has signed a definitive agreement to purchase the Albany branch of Planters First Bank. The branch to be acquired is located at 113 North Westover Boulevard. The transaction, which is expected to close in the fourth quarter of 2018, subject to regulatory approval and other customary conditions, is expected to result in the transfer of approximately $20 million in loans and $10 million in deposits. Colony will retain the employees currently working in the Albany branch. In addition to the branch, Colony is purchasing a vacant lot at the corner of Pointe North Boulevard and Old Dawson Road from Planters First Bank. Colony expects to build a branch at this location in 2019.

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CBAN names Fountain as President & CEO

July 30, 2018

Commenting on the Albany branch acquisition, Fountain added, “I am excited about adding the team I have worked with for many years to the existing Colony team to create the premier bank in Albany. This team, backed with the resources of a $1.2 billion bank, will allow us to gain market share and seize on the great opportunities in Southwest Georgia.”

The Albany branch of Planters First Bank is led by Cindy Griffin and Tommy Clark, who joined Planters First Bank in August of 2017 to lead the entry into that market. Previously, they worked with Fountain at HeritageBank of the South, prior to its sale to Renasant Bank in July 2015.

Also joining Fountain at Colony is Kimberly C. Dockery, who previously served as Chief Administrative Officer at Planters First Bank. Dockery will serve in the same capacity at Colony. Dockery brings a wealth of experience in human resources, production management, marketing and all operational facets of banking. Prior to joining Planters First Bank, Dockery worked with Fountain at HeritageBank of the South for 9 years, where she played a key role in supporting the successful organic and acquisition growth of that bank.

Commenting on Dockery’s role, Fountain said “Kimberly has played a key part in the success of every major strategic initiative in the organizations I have served. Her vision, leadership and drive are key ingredients to success in executing strategy in a high-paced environment.”

Colony Bankcorp, Inc. is the bank holding company for Colony Bank.  Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 26 full-service branches throughout Central and South Georgia, as well as a full-service website at www.colonybank.com. Colony’s common Stock is traded on the Nasdaq Global Market under the symbol “CBAN”. Follow us on Facebook or on Twitter @colony_bank.

Certain statements contained in the preceding release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified.  In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Forward-looking statements speak only as of the date on which such statements are made.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.    Readers are cautioned not to place undue reliance on these forward-looking statements.

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